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                                                                    EXHIBIT 99.1

For release Friday, February 26, 1999


              FIRSTFED REPORTS INCREASE IN STOCK REPURCHASE PROGRAM

         Santa Monica, California, February 26, 1999 - FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced that its Board of Directors had approved an expansion of the stock repurchase program authorized on October 21, 1998. The increase will allow the Company to repurchase an additional 5% of the Company's shares outstanding as of February 25, 1999. On October 21, 1998 the Board had authorized the repurchase of up to 5% of the shares outstanding as of that date. This program was in addition to a stock repurchase program approved in 1987, which authorized repurchase of up to 10% of the shares outstanding at that time.

         Ms. Babette Heimbuch, Chief Executive Officer and President of the Company commented "In Management's view, the recent price performance of the Company's stock has not reflected the record earnings reported for 1998. The Company's balance sheet is strong and repurchasing our own shares is an attractive investment opportunity, at this time."

         Under the October 21, 1998 authorization, the Company has repurchased a total of 945,900 shares to date, constituting 4.48% of the shares outstanding as of October 21, 1998. These shares were repurchased at an average price per share of $16.17. Ms. Heimbuch further noted that "the Company intends to continue to repurchase shares as a part of the Company's capital deployment strategy."

         First Federal Bank of California meets the capital requirements necessary to be deemed "well capitalized" for regulatory capital purposes.


Contact: James P. Giraldin, Senior Executive Vice President, First Federal Bank of California (310) 319-6013

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